Exhibit 14.1

ZAPATA COMPUTING HOLDINGS INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Approved by the Board of Directors: March 28, 2024

Effective: March 28, 2024

The Board of Directors (the “Board”) of Zapata Computing Holdings Inc., a Delaware corporation (together with its subsidiaries, the “Company”), has adopted this Code of Business Conduct and Ethics (this “Code”) for directors, officers, and employees of the Company. This Code is intended to:

(a)	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest and fair dealing;

(b)	promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

(c)	promote compliance with applicable governmental laws, rules, regulations and Company policy;

(d)	promote the protection of Company assets, including confidential information; and (e) deter wrongdoing.

All current directors, officers and employees are supplied a copy of this Code. Future directors, officers and employees will be supplied a copy of this Code when beginning service at the Company. All directors, officers and employees will be expected to review and sign an acknowledgment regarding this Code on a periodic basis and to provide certification of compliance as requested. The Company may update this Code in its discretion, and such updates will be promptly supplied to directors, officers and employees. Directors, officers and employees also can obtain a copy of this Code by requesting one from the human resources department or by accessing the Company’s website at https://zapata.ai/.

The Company is an industrial generative artificial intelligence (“AI”) software company that develops generative AI applications and provides accompanying services to solve complex industrial problems, focusing on generative AI and uses both quantum and classical techniques in its work. It offers subscription-based solutions that combine software and services to develop custom industrial generative AI applications designed to resolve the highly complex business challenges of enterprises organizations with large size and scope of global operations, which is a significant responsibility. Each director, officer, and employee must therefore operate with the highest values, integrity and quality standards. This Code defines our standards for doing business and provides the foundation for our success as a company. It guides every aspect of our operations and applies to all directors, officers, and employees.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for our directors, officers, and employees.

Directors, officers and employees may have other obligations to the Company pursuant to contractual agreements or applicable laws. This Code is in addition to those obligations.

1.	Honest and Ethical Conduct and Fair Dealing

The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically and to engage in fair dealing and each director, officer and employee must act with integrity and observe ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, employees and anyone else with whom he or she has contact in the course of performing his or her job. Statements regarding the Company's products and services must not be untrue, misleading, deceptive or fraudulent. No director, officer, or employee shall breach competition laws and regulations or take unfair advantage of anyone through manipulation, misrepresentation of material facts or any other unfair dealing practices.

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2.	Fiduciary Duties

Directors, officers, and employees must be loyal to the Company and must act at all times in the best interest of the Company and its shareholders and subordinate self-interest to the corporate and shareholder good. No one should use their position to make an improper personal profit. Directors, officers, and employees must perform their duties in good faith, with sound business judgment and with the care of a prudent person.

3.	Conflicts of Interest

A conflict of interest occurs when the private interest of a director, officer or employee interferes in any way, or appears to interfere, with the interests of the Company. A conflict of interest can arise when an employee, officer or director or a member of their family takes actions or has interests that may make it difficult to perform their work for the Company objectively and effectively. Conflicts of interest also arise when a director, officer, employee or a member of their family receives improper personal benefits because of their position as a director, officer or employee. Loans by the Company to, or guarantees by the Company of the obligations of, employees or a member of their family may create conflicts of interest. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer or a member of their family are expressly prohibited. Conflicts of interest are not limited to these contexts and may arise in other contexts as well.

Whether or not a conflict of interest exists or will exist can be unclear. Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or the Chief Compliance Officer. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Chief Compliance Officer with a written description of the activity and seeking the Chief Compliance Officer’s written approval. If the supervisor is involved in the potential or actual conflict, the matter should instead be discussed directly with the Chief Compliance Officer.

Directors and officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee of the Board (the “Audit Committee”).

This Code does not attempt to describe all possible conflicts of interest that could develop. Some of the more common conflicts from which directors, officers and employees must refrain, however, are set out below.

•               Relationship of the Company with third parties. Directors, officers and employees may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

•               Compensation from non-company sources. Directors, officers and employees may not accept compensation, in any form, for services performed for the Company from any source other than the Company.

4.	Confidentiality

Directors, officers, and employees shall maintain the confidentiality of information entrusted to them by the Company or its suppliers or customers, and any other confidential information about the Company that comes to them, from whatever source, in their capacity as director, officer, or employee, except when disclosure is expressly authorized or is required or permitted by applicable law or regulation. Confidential information includes all nonpublic information (regardless of its source) that might be of use to the Company’s competitors or harmful to the Company or its customers, suppliers or partners if disclosed. All directors, officers, and employees must ensure that confidentiality agreements or confidentiality provisions are entered into and in force prior to sharing information that is reasonably expected to remain confidential. All directors, officers, and employees must comply with all confidentiality agreements or confidentiality provisions entered into with the Company. The provisions in this Section 4 are in addition to those provisions and/or agreements.

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In addition, directors, officers and employees may receive material non-public information about suppliers, customers, or partners and must not use such information to trade in the securities of such companies or violate any insider trading laws.

Directors, officers, and employees should respect the privacy rights of customers, employees, vendors, and other stakeholders even if there is no confidentiality agreement or confidentiality provision. Employees will inform individuals when collecting and processing their personal data and will process personal data for specific and legitimate business purposes only and secure such data against unauthorized access.

Directors, officers, and employees may receive third party requests for information concerning the Company. Subject to the exceptions noted in the preceding paragraph, directors, officers, and employees (other than the Company’s authorized spokespersons) should not discuss internal company matters with, or disseminate internal company information to, anyone outside the Company, except as required in the performance of their company duties and, if appropriate, after a confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company that will be made without a confidentiality agreement in place should be made only by the Company’s authorized spokespersons in accordance with the Company’s Regulation FD and Social Media Policy. Anyone who is not such an authorized spokesperson and who receives any inquiry of this nature should decline to comment and refer the inquirer to their supervisor or to one of the Company’s authorized spokespersons.

5.	Corporate Opportunity

Directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. In addition, no director, officer or employee may compete with the Company.

6.	Protection and Proper Use of Company Assets

Directors, officers and employees must protect the Company’s assets and ensure their efficient use. Theft, loss, misuse, carelessness and waste of assets can impact the Company’s profitability and are prohibited. No one may use company time, resources, supplies, equipment, tools, buildings or other assets for personal benefit without prior authorization from the Chief Compliance Officer, except for minor incidental personal use of computers and mobile devices. Any suspected incident of fraud or theft should be reported immediately.

The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, software ideas, designs, databases, records and any nonpublic financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

7.	Compliance with Laws, Rules, Regulations, and Company Policy

Directors, officers, and employees shall comply with all laws, rules, and regulations applicable to the Company as well as Company policies. Although not all directors, officers, and employees are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Company’s General Counsel or legal department. In particular, all directors, officers, and employees must comply with the Company’s Insider Trading Compliance Policy and various other policies and related trainings that apply to them. In the event of a conflict between either a law, rule and regulation or a Company policy, the law, rule or regulation shall govern.

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8.	Disclosure; Books & Records

Section 13(b)(2) of the Exchange Act requires companies subject to the Exchange Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) directors or officers from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage directors, officers and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

Accordingly, the Company expects to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the SEC and in other public communications. Directors, officers and employees must honestly and accurately report all business transactions. Each director, officer and employee is responsible for the accuracy of such person’s records and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations. All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company’s accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

9.	Improper Influence on Conduct of Audits

No director, officer or employee shall, directly or indirectly, make or cause to be made a materially false or misleading statement to an accountant in connection with (or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which such statements were made, not misleading to, an accountant in connection with) any audit, review or examination of the Company’s financial statements or its internal controls over financial reporting, or the preparation or filing of any document or report with the SEC. No director, officer or employee shall, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the Company’s financial statements.

10.	Bribes, Kickbacks, and Other Improper Payments

The Company does not permit or condone bribes, kickbacks or other improper payments, transfers or receipts. No director, officer, or employee should offer, give, solicit or receive any form of bribe or kickback, including money or other items of value for the purpose of obtaining, retaining or directing business or bestowing or receiving any kind of favored treatment. The Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates to obtain or retain business.

11.	Monitoring Compliance and Disciplinary Action

The Company’s management, under the supervision of its Board or a committee of the Board or, in the case of accounting, internal accounting controls, auditing or securities law matters, the Audit Committee, shall take reasonable steps to (i) monitor compliance with this Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of this Code. Disciplinary measures for violations of this Code will be determined in the Company’s sole discretion and may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service, and restitution. The Company’s management shall periodically report to the Board or a committee of the Board on these compliance efforts including, without limitation, alleged violations of this Code and the actions taken with respect to violations.

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12.	Communication Channels

Be Proactive. Every employee is encouraged to act proactively by asking questions, seeking guidance and reporting suspected violations of this Code and other policies and procedures of the Company, as well as any violation or suspected violation of law, rule or regulation resulting from the conduct of the Company’s business or occurring on the Company’s property. If an employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate this Code or any law, rule or regulation applicable to the Company, he or she is obligated to bring the matter to the attention of the Company.

Seeking Guidance. The best starting point for officers or employees seeking advice on ethics-related issues or wishing to report potential violations of this Code will usually be their supervisor. However, if the conduct in question involves an officer’s or employee’s supervisor, if the officer or employee has reported the conduct in question to the supervisor and does not believe that the supervisor has dealt with it properly, or if the officer or employee does not feel comfortable discussing the matter with the supervisor, the officer or employee may raise the matter with the Chief Compliance Officer.

Communication Alternatives. Any officer or employee may communicate with the Chief Compliance Officer, or report potential violations of this Code, by any of the following methods:

•	By e-mail to Compliance@zapata.ai (anonymity cannot be maintained);

•	In writing (which can be done anonymously as set forth below under

“Anonymity”) by mail to Zapata Computing Holdings Inc., Attention: Chief Compliance Officer,

100 Federal Street, Floor 20, Boston, Massachusetts 02110;

•               Online via the Company’s confidential web-based hotline at www.convercent.com/report (which may be done anonymously as set forth below under “Anonymity”); or

•               By calling the Compliance Hotline at 1-800-461-9330, which is the Compliance Hotline that the Company has established for receipt of questions and reports of potential violations of this Code. This Compliance Hotline is managed by a third-party required to maintain the anonymity of the caller if so requested. See below under “Anonymity” for more information.

Reporting Accounting and Similar Concerns. Concerns or questions regarding potential violations of this Code, a Company policy or procedure or laws, rules or regulations relating to accounting, internal accounting controls, or auditing or securities law matters will be directed to the Audit Committee or a designee of the Audit Committee in accordance with the procedures set forth in the Company’s Policy for Complaints Regarding Accounting, Internal Accounting Controls or Auditing Matters.

Cooperation. Employees are expected to cooperate with the Company in any investigation of a potential violation of this Code, any other Company policy or procedure, or any law, rule or regulation.

Misuse of Reporting Channels. Employees should not use these reporting channels in bad faith or in a false or frivolous manner or to report grievances that do not involve this Code or other ethics-related issues.

Director Communications. In addition to the foregoing methods, a director can also communicate concerns or seek advice with respect to this Code by contacting the Board through its Chair or the Audit Committee.

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13.	Anonymity

The Company prefers that those reporting suspected violations of this Code, identify themselves to facilitate the Company’s ability to take steps to address the suspected violation, including conducting an investigation. However, some may only report a suspected violation anonymously. If a person wishes to remain anonymous, the Company will protect the confidentiality and anonymity of such person to the extent reasonably possible. Anonymous reports, however, may not have sufficient information to investigate or evaluate the allegations. Accordingly, persons who report suspected violations anonymously should provide as much detail as they can to evaluate the allegation and, if the Company deems appropriate, investigate.

14.	No Retaliation

The Company forbids any retaliation against an officer or employee who, acting in good faith on the basis of a reasonable belief, reports suspected misconduct. Specifically, the Company will not discharge, demote, suspend, threaten, harass or in any other manner discriminate against, such an officer or employee. Anyone who participates in any such conduct is subject to disciplinary action, including termination.

15.	Waivers

Each of the Board of Directors (in the case of a violation or expected violation by a director or executive officer) and the General Counsel (in the case of a violation or expected violation by any other person) may, in its discretion, waive any violation of this Code. Any waiver for a director or an executive officer shall be disclosed as required by SEC and the securities exchange on which the Company’s securities are listed.

16.	Prohibition on Retaliation

The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

17.	Inquiries

Questions as to any of the matters discussed in this Code should be directed to the Chief Compliance Officer at Compliance@zapata.ai.

ZAPATA COMPUTING HOLDINGS INC.

CERTIFICATION OF THE CODE OF BUSINESS CONDUCT AND ETHICS

I, ______________________________ do hereby certify that:

(Print Name Above)

1.	I have received and carefully read the Code of Business Conduct and Ethics (the “Code”) of Zapata Computing Holdings Inc.

2.	I understand the Code and have had sufficient opportunity to discuss any questions about it.

3.	I will comply with the terms of the Code.

Date: ___________________________________    (Signature) ________________________________

Location: _______________________________

EACH DIRECTOR, OFFICER, AND EMPLOYEE IS REQUIRED TO SIGN, DATE, AND RETURN THIS CERTIFICATION TO THE HUMAN RESOURCES DEPARTMENT.